40-17G 1 bcvfidbondres2012.htm

CERTIFIED BOARD RESOLUTIONS AND AGREEMENT

May 25, 2012

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Registered Management Investment Company Bond

Dear Sir or Madam:

We are filing electronically herewith, pursuant to Rule 17g-1 promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), the following items with respect to the joint insured Investment Company Bond covering Bancroft Fund Ltd. (“Bancroft” or the “Company”), Ellsworth Fund Ltd. (“Ellsworth” and together with Bancroft, the “Funds”) and Dinsmore Capital Management Co. (the “Adviser”):

1. A copy of Investment Company Bond No. 82126582, showing coverage of $1,050,000, effective May 1, 2012, which was received in executed form by the Company on or about May 22, 2012; and

2. A certified copy of resolutions adopted by a majority of the members of the Board of Trustees of the Funds who are not interested persons at a meeting of the Board held on April 16, 2012 approving the amount, type, form, and coverage of the bond and the portion of the premiums to be paid by each insured party.

Were they not to hold a joint insured bond, Bancroft and Ellsworth would each be required to maintain fidelity bonds in the amount of $525,000.

The premium for this bond was paid on or about May 1, 2012.

The period for which premiums have been paid is May 1, 2012 through April 30, 2013.

A copy of the 2011 agreement entered into by Bancroft Fund Ltd., Ellsworth Fund Ltd. and Dinsmore Capital Management Co. pursuant to Rule 17g-1(f) under the 1940 Act is also attached.

Sincerely,

Bancroft Fund Ltd.
Ellsworth Fund Ltd.

By:    /s/ Gary I. Levine
Gary I. Levine

Executive Vice President, Chief Financial Officer and Secretary

BANCROFT FUND LTD.

RESOLUTIONS ADOPTED AT A MEETING

OF THE BOARD OF TRUSTEES

April 16, 2012

At a meeting of the Board of Trustees, the following resolutions were adopted by unanimous vote, including the votes of a majority of the members of the Board of Trustees who are not “interested persons” as defined in Section 2(a) (19) of the Investment Company Act of 1940:

RESOLVED, that having considered the value of the aggregate assets of the Funds, the aggregate assets of each of the investment companies named as insureds, and the provisions of Rule 17g-1 promulgated under the Investment Company Act of 1940 (the “1940 Act”), the Boards of Trustees, including all of those Trustees who are not “interested persons” of the Funds within the meaning of the 1940 Act, hereby authorize and approve joint fidelity bond coverage for the Funds with the Funds’ investment adviser, Dinsmore Capital Management Co., in the amount of $1,050,000 through Federal Insurance Company c/o Chubb Group, and find that the form, terms, amount of coverage and provisions of the joint fidelity bond are adequate in all material respects for the forthcoming year;

FURTHER RESOLVED, that having considered the nature of the business of Dinsmore Capital Management Co., the extent of its assets and the fact that the Funds’ officers have informed the Boards of Trustees that the Funds’ share amounts of the premium for the forthcoming year’s coverage for the joint fidelity bond will not exceed the premium for a single fidelity bond in the same principal amount, the Boards of Trustees, including all of the Trustees who are not “interested persons” of the Funds within the meaning of the 1940 Act, hereby determine that the premium for the joint fidelity bond for the forthcoming year shall be allocated solely between the Funds on the basis of relative total assets;

FURTHER RESOLVED, that the Boards of Trustees hereby approve the portion of the premium for the joint fidelity bond to be paid by each Fund, based upon the ratio of the total assets of such Fund to the aggregate total assets of the Funds; and

FURTHER RESOLVED, that the Executive Vice President of the Funds be and he hereby is authorized and directed to file, or cause to be filed the joint fidelity bond and any other documents required to be filed with the Securities and Exchange Commission and to give notice of any changes in the coverage or of other events which require notice under the provisions of Section 17(g) and Rule 17g-1 promulgated under the 1940 Act.

I, Gary I. Levine, the duly elected Executive Vice President, Chief Financial Officer and Secretary of Bancroft Fund Ltd., a Delaware statutory trust, hereby certify the foregoing to be a true copy of the resolutions adopted at a meeting of the Board of Trustees of Bancroft on April 16, 2012, at which meeting a quorum of the Board was present and voted on the resolutions. I further certify that said resolutions continue in full force and effect.

ATTEST:          /s/ Gary I. Levine

                        Gary I. Levine

                        Executive Vice President, Chief Financial Officer and Secretary

                        Morristown, New Jersey

                        May 25, 2012

JOINT INSURED BOND AGREEMENT

THIS AGREEMENT is dated as of May 1, 2011 by and among Bancroft Fund Ltd., Ellsworth Fund Ltd. and Dinsmore Capital Management Co. (the “Adviser”).  Bancroft Fund Ltd. and Ellsworth Fund Ltd. are collectively referred to as the “Funds.”

Pursuant to the provisions of Rule 17g-1 (f) of the Investment Company Act of 1940 (the “1940 Act”), the parties hereto agree that in the event recovery is received under the joint surety bond issued by Federal Insurance Company c/o Chubb Group (“Chubb”) as a result of loss sustained by the parties hereto, each of the parties to this Agreement shall receive an equitable and proportionate share of the recovery, at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1 (d) (1) under the 1940 Act.

Bancroft Fund Ltd.

By: /s/ Thomas H. Dinsmore
Chairman of the Board and
Chief Executive Officer

Ellsworth Fund Ltd.

By: /s/ Thomas H. Dinsmore
Chairman of the Board and
Chief Executive Officer

Dinsmore Capital Management Co.

By: /s/ Jane D. O'Keeffe
President